Exhibit 99.2

        Gulf Island Fabrication, Inc. Declares Dividend on Common Stock

    HOUMA, La.--(BUSINESS WIRE)--July 26, 2006--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) announced today that its board of directors declared a dividend of $0.075 per share on Gulf Island Fabrication, Inc.'s approximately 13.9 million shares of common stock outstanding.
    The dividend was declared during a regular meeting of the board held on July 26, 2006 and is payable August 18, 2006 to shareholders of record on August 8, 2006.

    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms ("TLPs")), "SPARs and FPSOs", piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading jack-up drilling rigs, semi-submersible drilling rigs, TLP's, SPARs or other similar cargo onshore and offshore scaffolding and piping insulation services and steel warehousing and sales.

    CONTACT: Gulf Island Fabrication, Inc., Houma
             Kerry J. Chauvin, 985-872-2100
             or
             Joseph "Duke" Gallagher, 985-872-2100
             www.gulfisland.com